Exhibit 10.19

April 1, 2009

Mr. Ira Parker

224 Lowell Road

Wellesley, MA 02481

Dear Ira,

This letter is to confirm our discussion that the Company will extend the date by which you must initiate your relocation until March 31, 2010.

In addition, you will receive a one-time bonus in the amount of $60,000, less any applicable taxes and withholdings, to cover commuting expenses while traveling between Boston, Dulles and New York during the period of April 1, 2009 through September 30, 2009. This bonus will be paid to you on the second pay period following the execution of this agreement. If you voluntarily resign your employment with the Company within 6 months of the date of this letter, you agree that you will reimburse the Company a pro-rated amount of this bonus, at the rate of $10,000 per month equal to the number of months between your resignation date and April 1, 2009. In addition, you agree that any monies you owe to the Company pursuant to the terms of this letter shall be deducted from your final paycheck or any other payments that you may be entitled to from the Company at the time of your resignation.

If you are in agreement with this arrangement, please sign and date one copy of this letter, and return it to Gillian Pon, VP of Total Rewards.

Sincerely,

/s/ Dave Harmon
Dave Harmon
EVP, Human Resources

Accepted: __________________	Date: ___________________________

22110 Pacific Boulevard         Creative Center 3         Dulles, VA     20166     USA